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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                 SCHEDULE 13G



                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (Amendment No.  )



                                     ISOCOR
                   -----------------------------------------
                               (Name of Issuer)




                           Common Stock, No Par Value
                   -----------------------------------------
                        (Title of Class of Securities)




                                  464902 10 5
                   -----------------------------------------
                                 (CUSIP Number)





     Check the following box if a fee is being paid with this statement / /. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                        (Continued on following page(s))



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
CUSIP NO.  489388 20 4             SCHEDULE 13G        PAGE  2    OF  5   PAGES
         ---------------------                              -----    -----

  (1)     NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          ISO INVESTORS
          95-4372428
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (A)   [ X ]
                                                                    (B)   [   ]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION

          NEVADA
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                    548,571
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                     None
    EACH               --------------------------------------------------------
   PERSON              (7)     SOLE DISPOSITIVE POWER
    WITH                       0
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                               None
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          548,571
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES*                                                         [   ]
          N/A
          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          5.89% based on 9,315,191 total shares outstanding as of
          December 31, 1996
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON*
          Partnership
          ---------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!


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Item 1.   ISSUER.

          (a)  Name of Issuer:

               ISOCOR

          (b)  Address of Issuer's Principal Executive Offices:

               3420 Ocean Park
               Santa Monica, California 90405

Item 2.   SECURITY AND BACKGROUND.

          (a)  Name of Person Filing:

               ISO INVESTORS

          (b)  Principal Business Address:

               450 N. Roxbury Drive #600
               Beverly Hills, California 90210

          (c)  Citizenship:

               N/A

          (d)  Title and Class of Securities:

               Common Stock, No Par Value

          (e)  CUSIP No.:

               464902

Item 3.   FILINGS UNDER RULES 13d-1(b), or 13d-2(b).

          N/A

Item 4.   OWNERSHIP.

          (a)  Amount Beneficially Owned:

               548,571

          (b)  Percent of Class:

               5.89% (based on 9,315,191 total shares outstanding as of December 31, 1996)



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          (c)  Voting and Dispositive Power:

          Same as Item 4(a) and (b)

Item 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

          N/A

Item 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
          PERSON.

          N/A

Item 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT
          HOLDING COMPANY.

          N/A

Item 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE
          GROUP.

          N/A

Item 9.   NOTICE OF DISSOLUTION OF GROUP.

          N/A

Item 10.  CERTIFICATION.

          N/A




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                                   SIGNATURE


          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                         Date:  March 17, 1997


                                         /s/ Stephanie Cohen
                                         -----------------------------------
                                             Stephanie Cohen




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